Exhibit 99.1
Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Adds $39 Million of Liquidity
Reaches Agreement with Deutsche Bank to Provide
Credit Facility using Auction-Rate Securities as Collateral
Franklin, Tenn – October 27, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that it has reached an agreement with Deutsche Bank AG to provide a low cost loan facility enabling the Company to borrow up to 70% of the par value on FFELP-guaranteed student loan backed auction-rate securities, which will serve as collateral for the credit facility. Through this credit facility, the Company will have available liquidity of $39M of its $60M auction-rate securities portfolio, which would bring the Company’s cash balance as reported on June 30, 2008 to $65.3M. This total does not include two anticipated milestone payments from Luitpold Pharmaceuticals, $10M of which is expected upon EU approval of GEM 21S and an additional $10M time based payment due by the end of 2009. The Company believes this credit facility is the first step towards achieving full liquidity from its auction-rate securities.
The Company has investments in marketable securities which consist of student loan backed auction rate securities that are classified as available-for-sale. Generally, the securities are sold by state guarantee agencies backed by student loans under the Federal Family Education Loan Program (“FFELP”). The majority of the student loans are guaranteed by the U.S. Department of Education at amounts representing a substantial portion of the loans. Certain auctions for these securities failed during the first nine months of 2008, and the Company has not been able to sell these bonds.
To address the liquidity issues associated with these auction rate securities in the short-term, the Company has entered into a line of credit agreement with Deutsche Bank. The credit facility will be available to the Company for a period of two years, during which time the Company will be required to make interest payments only. The full balance of any outstanding principal shall be due upon the two-year maturity date. The Company may also elect to pay back the full principal amount prior to the maturity date with no penalty. Absent a BioMimetic default or a sale of part of the collateral securities, Deutsche Bank has no ability to withdraw or reduce the loan facility.
Under the agreement, and at BioMimetic’s option, interest will be based on either LIBOR plus 0.50% or Deutsche Bank’s Prime Rate minus 1.50%. The loan agreements also provide that in the event that Deutsche Bank later offers an auction-rate securities loan program to institutional clients that includes either a lower interest rate or permits borrowing of more than 70% of the par value of the securities, BioMimetic’s credit facility and any existing loans issued under the credit facility will be modified to reflect the lower interest rate and/or higher borrowing base.
The Company believes that the $65 million of liquid cash and cash equivalents it now holds will be sufficient to operate the Company for at least the next two years. An additional anticipated $20M in milestone payments from Luitpold Pharmaceuticals will provide further strength to its balance sheet. “This credit facility will provide liquidity to BioMimetic during these unprecedented conditions in the global credit markets,” said Larry Bullock, CFO of BioMimetic Therapeutics. “Our funds are invested in very high quality bonds, and we are working diligently toward achieving full liquidity for these securities. We expect that this credit facility, which will bring our current cash balance as reported on June 30, 2008 to $65.3M, plus our expected $20M in milestone payments from Luitpold, will be sufficient to fund business operations well past completion of our US and EU foot and ankle pivotal trials for Augment Bone Graft.”
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates Augment™ Bone Graft (formerly GEM OS1) and Augment™ Injectable Bone Graft (formerly GEM OS2) in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s lead product candidates all combine recombinant human platelet derived growth factor (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division for use in periodontal and cranio-maxillofacial applications.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, director of corporate communications, at 615-236-4419.
Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
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